Exhibit 99.2

Michael:	Okay, next we will be switching to the offshore support vessel industry. Our next presenter is Joseph Bennett, Senior Vice President, Principal Accounting Officer and Chief of Investor Relations at Tidewater. Tidewater is the world’s largest OSV company with 420 active vessels worldwide and an additional 50 under construction. Joe…

Joseph: Thank you very much Michael. It’s a pleasure to be here. It’s the first time. I was trying to remember the last time we were here. Its been several years since Merrill Lynch initiated coverage on us, albeit not exactly with the recommendation we wanted. But that’s okay. We’re out to prove them wrong and we’ll see what happens. Anyway, to move on with this typical forward-looking disclaimer. You’ve seen enough of those today.

We always start our presentations with a safety report and it usually puts the audience to sleep a little bit but we continue to do that because that is the priority that we place on safety in our workplace. And when you’re working on a platform similar to what you see here, it’s obviously a very, very, dangerous environment and one that is conducive to accidents no matter what you do and whatever preparations you make. With that, though, we are very, very, proud of our safety record. We think that it is without par in our industry and in fact, on this slide, comparing our total recordable incident rate, which is per 200,000 man hours, is how it’s tracked, we’re really not comparing ourselves to other boat companies here. Because at least for the information that we have we’re well in excess in outperforming them from a safety standpoint. We compare ourselves to who we think are pretty good operators around the world in large enough companies. And certainly the VPs of the world have had their issues, but they’re listed there and you can see on this slide we outperformed all of them.

Now with that, anyone that has followed us this year knows, and we don’t hide behind any positive safety record or a negative safety record. We’ve had a few incidents this year that’s been very, very, unfortunate. We’ve had some casualties this year that we’re not proud of. Although, our total recordable incident rate is still very, very, good. And in fact, is the second best that we’ve had in company wide history, but that doesn’t stop us from emphasizing this. And it doesn’t stop. The reason we emphasize safety so much is that the costumer base is really doing that. As you try to distinguish yourself from your competitors, one way of doing it is through a great safety record.

Tidewater today. It hasn’t changed considerably over time but some of the things that we like to talk about, we talk about safety, all of these will be covered in my talk today. Our international presence is what is truly driving earnings. And I’ll give you a little snapshot in a minute, between what we looked like 10 years ago and what we look like today, considerably different. We’re using our cash position to grow the industry’s largest new fleet. People that have followed us around for a while, Tidewater has been in existence for now 51 years. We kind of started the industry and still around and is the major player in this industry, the largest by far. And, so everyone knows us as having a large fleet of old boats, we’re trying to make sure that the message is out there that we also have the largest fleet of new equipment. And we’ll talk about that new equipment and the construction going forward. We have one of the strongest balance sheets in the OSX. We’re the only boat company in that group of 14 companies. And that is a pretty strong statement because there’s some pretty solid balance sheets out there in the oil(?) service industry these days. The ability to generate solid earnings across market cycles, I welcome you to go back and look over the last six, seven years. We’ve had good, strong earnings even through some of the downturns in the earlier years. We do have, and have had for the last year or two, a stock repurchase program. And at the stock price as it exists today, we are actively buying back our shares. We have a $200 million program that began in July of this year that will run one year. And we’re chipping away at that, again, on an opportunistic basis, which we believe now is an opportune time to do that. And we do pay one of the highest dividend yields in the OSX, and you’ll see that at the end of the presentation.

_____ tomorrow, not a whole lot different. We want to maintain that financial strength that we have built over time. We certainly want to grow our international market share and believe that we are doing that. We have to continue to renew the fleet, but in a very, very disciplined way, we’ll chat about that in a second. Push day rates and utilization to grow profitability, that is certainly what we have done over the last few years and we still believe that there is plenty to go there. And people question us as to acquisitions. We’ve not elected to do many significant acquisitions over time. We’re very, very, careful in doing the right ones, what we believe to be the right price. In today’s environment, trying to acquire a new boat operator, which is what we would be interested in doing, is difficult with the premiums that are being asked for the equipment given the marketplace these days. But, we spend a decent amount of time continuing to look at that. Why such a positive outlook? There’s not a whole lot new that you see listed here. Obviously, the commodity price, primarily oil, in the international arena is what drives our business ultimately and we don’t have to talk about where those prices are. Anything north of about $50 oil and we all do pretty well and have done for the last several years. E&P spending continues to rise. I quote the Lehman Brother’s report. They do a pretty good survey each year at the beginning of the year and then midway through the year we’ll be seeing that new report for next year, in about a month, and are anxious to see and fully expect that to continue to grow. The offshore rig count is basically fully utilized and new rig construction out there. There’s about 130, 150, new rigs of a variety of types under construction that will be delivered over the next several years. Continued strong demand in virtually all areas, and I’ll walk around the world briefly with you all to show you where we are, but there really is not a weak area in the world today that we operate in. And we’re everywhere that oil and gas is being explored for and developed. Largest new fleet in the industry and the international scope of operations for us is very, very, important, which I’ll get into now.

We are, by far, the most internationally diverse company in the industry. We’ve been around for 51 years and we’ve been international for 50 of those years. Again, in all different markets around the world, you’ll see on the map shortly, five decades of that experience and that tradition that is very important in the industry today. We’re continuing to grow that market share, although that’s difficult these days because we’re not the only one building boats and expanding internationally. We’re improving vessel utilization and day rates in those international arenas and that has continued to happen. We have, the percentage of contribution of revenue and profitability coming from the international arena is significant now. In this past quarter, 85% of revenues and about 90% of our profitability came from the international arena. So, where in the past we were so known for being a Gulf of Mexico player, now it’s a very small part of our business and percent, or so, in this last quarter. And again, internationally E&P spending is continuing to increase and the expectation is that will continue to happen.

What kind of operating capabilities in driving our earnings and our competitive advantage, and you see some listed here. Our operating performance. Safety, again, very important in distinguishing ourselves in the deep knowledge of our customer needs. That comes from 50 years of experience in this industry operating in all these different cultures around the world. The international scope, again, world wide market presence. And we’re not, some of our competitors that are much smaller will put two or three boats in an area. The won’t have really an onshore presence to support those vessels. We don’t. Everywhere where we operate, we have onshore people that support that and feel that is an important part of customer service and reaction to customer needs. Our fleet, a mix of different types of equipment. The largest array of equipment to provide to customers and the largest array of new equipment which are certainly getting premiums in today’s market. And cost efficient management, we spend an awful lot of time through good and bad times scrubbing operation costs, scrubbing G&A costs. Doesn’t mean that it’s not increasing because it is, I don’t think. If you look at our numbers, it’s not increasing at the pace you see some of the drillers increasing and things like that. And then our management in new construction work and having people in the yards overseeing new construction to keep those costs in line are very important to us also.

A look back 10 years ago. You see that Gulf of Mexico was a much bigger part of our business. It was in excess of 45% of our business world wide. You compare that to today, significantly different. As I said before, we’re up to about 90% of our business, of our profitability about 85% or so, of the boat count 87, 88% of the boat count international. So when people ask us continually about the Gulf of

Mexico we answer the question but the fact is we want to spend our time talking about international. It’s what truly drives our earnings.

What have international day rates done? They’re doing exceptionally well. We use fiscal ‘04 as kind of the beginnings of the improvement in our earnings stream and operations, etcetera. And international day rates have improved since fiscal ‘04 for us and where March year end. They’re up 64% this quarter, this September quarter from that fiscal ‘04 time frame. So significant improvements in the international arena, which are dictated by longer term contracts so it takes a little bit longer for those contracts to roll over.

Using our cash position, both our balance sheet strength and cash flows to grow the new part of our business, the new construction, which has been going on for about six, seven years now. We began in the year 2000 with this new construction program and acquisition program. We’ve spent, and you’ll see in a second what we’ve spent thus far, but we think that that will continue on. Our capex, what we believe will be $3-500 million per year for the next several years as we continue to get rid of our old equipment and replace it with new equipment, both deep water equipment and what we’ll call core replacement type equipment that can serve as jack ups around the world. We expect it to be funded at today’s levels of cash flows, and we don’t see those being reduced in the future. Being able to be funded through internal cash flows, we have over $300 million of cash on our balance sheet. And even with a share repurchase program we feel like we can continue to grow this fleet and grow the earnings capacity of this company even though the fleet size will probably diminish over time as it has been. But the earnings capabilities we think will absolutely increase. Our capex, you see what we’ve done over the past year and so far this year and we take a very prudent, disciplined approach. It wouldn’t be very easy to go out and spend a lot more money today in building boats or acquiring boats but we’re not going to do it and pay the premiums that some people expect. We’re going to do it in a very disciplined fashion. We have to live with these boats for 25, 30 years. So making a mistake on the front end, we’ll be paying for it for a long period of time, so we need to be very careful.

This is our program since the year 2000. We, including the 50 that are under construction today, we are up to almost 180 new pieces of equipment that have or will be added to the fleet. Having spent the majority of that $2.4 billion, then you add on to that what I just said on the previous slide of the $3-500 million a year for the next several years. Probably at least three, four, or five years at that level, barring an acquisition along the way which would adjust those numbers.

Here’s our 50 boats and kind of the basic breakdown of those boats. Out of that 50, just for your info, we’re building those at 15 different yards around the world. We have people, we have supervisors in each of those respective yards supervising the construction keeping it, hopefully, on time, on price. We have fixed contracts so the prices don’t change. Timing can change of deliveries. Out of this group about 17 of those 50 will be classified as deep water vessels, just for your info, but the majority of our, the thrust of our new construction program is what we call core vessels. They’re midlevel 8,000 or so horsepower anchor handlers for the international arena, not just deep water.

This is where we’re building around the world and the numbers in each of the respective regions of the world, just for your general info. It’s spread out obviously, in 20 different locations. And the delivery schedule, we were set this year to deliver 21 new boats to our fleet, 8 of which have already been delivered, 13 yet to go for the remainder of this year, the last six months of this fiscal year, 18 next fiscal year, 18 the following fiscal year. And of course, with the capex requirements that we talked about before, these numbers will continue to change as we move forward. We’ll take delivery of vessels, we’ll add new vessels to the new construction list. Why are we doing it? We go back to seven years ago and all of our profitability was coming from old boats. Those old boats now average age is about 25 years old. The expected life of these boats was about 25 years. So the demand for the equipment is keeping them around actually longer than what was originally anticipated and that’s great. These boats are fully depreciated and we’re making very good money off the old boats, but we know their future is limited. So off we go. You see the 100 plus boats being added with contributions to total profitability are coming from those new boats. In the September quarter alone, the new boats contributed 53% of the profitability. So the margins are great on the new boats and obviously this ratio will continue to change as we go forward. The fleet count as it exists today, 417 of which with the 50 new boats that are under construction which are included in that number, 165 or so will be new. At the same time, and one of the big questions is what will be the attrition rate of old boats as these new boats that are being built world wide come in. We share with you the number of boats that went disposed of historically and we continue to dispose. I think we’ve ridded ourselves of about 15 or 20 so far this fiscal year. And that continues to happen on a pretty consistent basis.

The alternatives, I’m not going to, I’m running out of time quickly, but we can buy existing pieces of equipment. We can construct new. It takes a longer time in today’s timeframe. A standard type boat contracted today would probably take 24 months to get out, at least. The ones after that would probably be every three months after that if you’re at the same yard. It’s one of the reasons we spread the wealth around to the numbers of yards I talked about before. Or we can go out and do an acquisition. And thus far, as I said before, the premiums on those acquisitions have been a little too much for our liking so far.

What do we look for? What do we consider for the vessel mix? And I’ll let you read through those. But, the vessel type is more on the standard size than something unusual or one off. The specs are kind of right in the middle between small and extra large. We’re doing a mix of everything. With the numbers that we’re dealing with we can afford to do that. The capabilities are much more on a run of the mill. And all of these tend to blend in together, but we’re not going to primarily the one off market. You’ll hear people talking about sub C and multipurpose vessels, we’re not doing much of those other than on a specific contract basis. Our thrust is to go after kind of 80% of the business world wide.

I’ll fly through these. Our equity position, very strong, continuing to grow. Good cash position. We’re trying to spend the cash but we’re making it faster than we’re spending it frankly. We have some old debt that still will be around, can be around for another six, seven years at a very good rate. Good growth in earnings. These are comparisons of the six month for the last couple of years. You see the net earnings line not changing a whole lot. In that prior year our number was about a $17 million gain on some of our tugs that we sold that really distort that number. We are seeing growth in EPS and earnings and coming from that increased revenue line. Significant earnings growth over the last several years. We don’t give guidance but the Street certainly has certain expectations for us as you look at the numbers that are shown there for this fiscal year. They now have us in about the $6.30 range for this current fiscal year with a consensus thinking of about $7, just in excess of $7, for next year. Again, we don’t give guidance and I’m not doing that today either, but that is what the Street has us for. Share repurchase program. Again, we continued to buy shares, especially at the level that we find ourselves now with our stock price as the dividend yield we’ve been hovering in that 1-1 1/2% range. So it is a nice thing for anyone that is looking for a dividend yield and to kind of finalize the approach that we’re taking and renewing the fleet. Our goals, we actually used to have a slide that showed fiscal ‘04, fiscal ‘05, ‘06, which scratches through it saying our goals really haven’t changed much. We find ourselves in a transition period of knowing we have to remove the old boats in due time and replace them with new equipment that then can bring us forward over the next 25, 30 years. And we’re well along the way in doing that. But we still have a decent ways to go. Michael, with that I’m about out of time. I moved quickly through it.

Michael:	Great. Thank you, Joe. We have time for a couple of questions. If not, I’ll ask one then. Joe, when you take a look at your new build pipeline as you said, 17 or so deepwater, the rest more core, that differs from a lot of your peers who’ve chosen to focus a lot more on the deepwater side. Can you sort of touch on why you guys chose to do it a bit differently, or why they chose to do it differently?

Joseph:

Well, we were, I won’t say late, but we got into the deep water activity fairly late compared to some of our competitors. The beginning of our new build program in the year 2000 was really geared to deep water. We jumped in a big way and got ourselves to the point where we’re really about the point where we’re really about the second or third largest deep water provider, not in the Gulf, but world wide. And I kind of like where we are there. Obviously we’re supplementing that with some of the new construction that comes on. But the fact is, you look at the rig count that’s out there and operating. You look at what is being built. As you know, there’s a lot of boats being built, a lot of them are bigger boats, and we still, we’ve always been a company that goes after the core amount of work. If we can hit that 80% of whatever is happening out there, and a lot of that has been and we think will continue to be jack up related. It doesn’t have the sizzle that deep water has and so forth but that’s been our approach. We want to and we are doing both. But I think you’ll see us as we move forward, continuing to build in that kind of core, mid level range, 8,000 or 10,000 horsepower anchor handlers for the international arena. And we can continue to assess. What is the competition doing? What is, we believe, going to be needed with the rigs that are under construction? And we adjust accordingly. The reason we don’t come up with a five year new construction program and say what it is today, is we want to have the flexibility of changing what we build as we go forward and see what, kind of react to what everyone else does also.

Michael:	Great. Thank you. For more questions Joe will be in the breakout room D3.

Joseph:	Thank you.

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